Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

1200 Seventeenth Street NW,

Washington, DC 20036

November 25, 2019

Alpine Income Property Trust, Inc.

1440 N. Williamson Blvd., Suite 140

Daytona Beach, Florida 32114

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Alpine Income Property Trust, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), to which this opinion letter is filed as an exhibit, relating to the registration under the Securities Act of 1933 (the “Act”) of 768,269 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable pursuant to the Alpine Income Property Trust, Inc. 2019 Individual Equity Incentive Plan (the “Plan”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable. The opinions set forth in this letter are limited to the Maryland General Corporation Law, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP